UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    November 5, 2004

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	56-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 5, 2004, the registrant received a letter from the staff of the American Stock Exchange (the “Amex”). The letter advised the registrant that it was not in compliance with Section 121(B)(2)(a) of the American Stock Exchange Company Guide (the “Company Guide”) because the death of director and audit committee member George W. Wray, Jr. left the company with only two independent directors serving on its audit committee rather than the requisite three members. In the letter, the Amex gave the registrant until December 31, 2004 to regain compliance with the Amex requirements, as the registrant had requested in its discussions with the Amex. The registrant is currently seeking a replacement for Mr. Wray to serve on its board and audit committee.

In the letter, the staff of the Amex advised the registrant that the staff had determined not to apply at that time the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide. The letter constituted a “Warning Letter” pursuant to Section 1009(a)(i) of the Company Guide and notice of a failure to satisfy a continued listing standard. The letter advised the registrant that failure to resolve the specified listing deficiency by the end of 2004 would result in the staff assessing the registrant’s continued listing eligibility, including the application of the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide and/or initiation of delisting proceedings.

Item 9.01.   Financial Statements and Exhibits.

(c)

Exhibit No.         Exhibit

99.1                      Press Release dated November 10, 2004, regarding warning letter.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: November 10, 2004	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

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